Contact: Fran Rathke, Interim CFO
Tel: (802) 882-2300

Green Mountain Coffee Roasters, Inc., Reports Fiscal 2003
Second Quarter Results

-- Net Sales up 14.3% --

WATERBURY, VT (May 15, 2003) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today reported quarterly sales and earnings for the Company's fiscal second quarter of 2003, the twelve-week period ended April 12, 2003.

Net sales in the second quarter of 2003 increased 14.3% to $26,311,000, up from $23,013,000 in the second quarter of 2002. Total coffee pounds shipped increased 10.0% to 3,483,000 pounds.

Both the office coffee service (OCS) and supermarket channels drove the strong increase in net sales this quarter where coffee pounds shipped increased 19.6% and 21.7%, respectively. Supermarket sales growth was led by two major accounts: Wild Oats Markets, Inc., and Costco. The growth in OCS sales was fueled by higher sales of coffee and Celestial Seasonings® Teas in K-Cups®. Sales to convenience stores were flat this quarter primarily related to timing of inventory replenishment by McLane Company's distribution system for the ExxonMobil stores. Sales grew at a faster rate than pounds this quarter primarily due to a shift in sales mix to a higher percentage of sales of K-Cups, which have a higher average selling price than products sold in the other channels.

The Company's gross profit margin decreased slightly to 43.0% of sales from 43.2% as compared to last year's second fiscal quarter. The decrease is attributable to changes in mix and to higher third-party delivery costs associated with new accounts on the West Coast.

Selling, general and administrative expenses improved to 32.9% of sales from 33.3% of sales from a year ago. Selling and operating expenses increased 12.8% with the majority of the increased expenses related to the Company's market testing of the Keurig® Single-Cup Brewer for the home this quarter. This testing is in anticipation of the sale of K-Cups for this brewer around the holiday season. General and administrative expenses increased 14.7% or $269,000 this quarter compared to last year's second quarter. This increase was primarily due to severance costs associated with the departure of the prior Chief Financial Officer.

Green Mountain's reported loss from its equity investment in Keurig, Incorporated of $289,000 or ($0.04) per share was greater than previously anticipated primarily due to a delay in the timing of a sale of a commercial packaging line which occurred subsequent to quarter end.

Green Mountain generated net income of $1,198,000 as compared to $1,326,000 during last fiscal year's second quarter. The Company reported diluted earnings per share of $0.17, compared to $0.18 for the prior year quarter. Diluted earnings per share excluding the net loss of Keurig, Incorporated was $0.21 per share as compared to $0.18 per share in the second quarter of 2002.

For the twenty-eight weeks ended April 12, 2003, the Company experienced a 13.6% increase in net sales to $62,878,000 from $55,370,000 and a 12.8% increase in coffee pounds shipped compared to the same period last year. Net income for the first half of 2003 was $3,512,000 including a loss of $373,000 from Green Mountain's equity investment in Keurig, Incorporated as compared to $3,572,000 in 2002. Diluted earnings per share were $0.49, unchanged from the same period last year. Diluted earnings per share excluding the net loss of Keurig, Incorporated was $0.54 per share as compared to $0.49 per share in the second quarter of 2002.

Robert P. Stiller, Chairman, President, and Chief Executive Officer of Green Mountain Coffee Roasters, said, "I am pleased with our sales growth for the quarter, and especially our sales growth in the supermarket and OCS channels. I believe these results reconfirm the value of our multi-channel business model in enabling us to grow the business while faced with both economic challenges and opportunities. Looking forward, I am particularly excited about the tremendous potential I see with Keurig, as we continue our expansion in the tea market and as we explore the home market for this great single-cup brewing system. Green Mountain owns 42% of Keurig, Incorporated. With their patented technology and plans to penetrate new markets, I am enthusiastic about Keurig's long-term potential to build their business, enhancing our company and stockholder value."

Stiller continued, "At Green Mountain we have successfully built our business by starting with an outstanding product -- our coffee -- and delivering an outstanding coffee experience. We then capitalize on our competitive advantages to leverage our brand and its market potential. I see these competitive advantages as being our focus throughout the organization on three areas: superior business execution, outstanding customer service, and responsible corporate citizenry. This three-pronged focus permeates our corporate culture and the mechanics of how we get things done. I believe it energizes us, as an organization, and distinguishes us in the marketplace, creating a winning formula for not only stockholders, but all stakeholders and other constituents of our company."

Forward Looking Information

The Company expects for the third quarter ending July 5, 2003 net sales and coffee pounds growth of 10% to 15%. Third quarter net income and earnings per share are also expected to increase 10% to 15% prior to the effect of Keurig Incorporated's anticipated loss of $0.03 to $0.05.

The Company reaffirmed its prior expectation for fiscal 2003 that sales growth in dollars and coffee pounds would be in the range of 10% to 15%. Net income and earnings per share are also expected to increase 10% to 15%, prior to the recognition of Keurig's anticipated loss. The Company anticipates the full-year impact on its earnings per share of Keurig's loss to be a reduction in the range of $0.12 to $0.16 earnings per share.

There will be further discussion on the second quarter 2003 financial results and the Company's fiscal year 2003 expectations on its conference call and webcast later this morning.

Green Mountain Coffee Roasters, Inc., is a leader in the specialty coffee industry and has been recognized by Forbes magazine for the past three years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 8th overall on its 2003 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 90 coffee selections including single-origins, estates, certified organics, Fair Trade, proprietary blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, organizational changes, the impact of a weaker economy, competition, funding availability, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain's level of success in continuing to attract new customers, Keurig Incorporated's ability to continue to grow in the office coffee service market and success in entering the home brewer market, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, May 15, 2003, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events at www.StreetEvents.com, as well as AOL, Yahoo and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, confirmation number 460016, from 1:30 p.m. ET on May 15th, through midnight on Monday, May 19, 2003.

Green Mountain Coffee urges coffee lovers, investors, and everyone else who is interested in the Company and its news to sign up for automatic e-mail receipt of its press releases. To take advantage of this free service, go to the Company's website at www.GreenMountainCoffee.com, click onto the Investor Services page, then click on "Press Releases via E-Mail" to sign up.

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GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Statement of Operations
(Dollars in thousands except per share data)
Unaudited

	Twelve weeks ended 4/12/03	Twelve weeks ended 4/13/02	Twenty-eight weeks ended 4/12/03	Twenty-eight weeks ended 4/13/02

Net sales	$ 26,311	$ 23,013	$ 62,878	$ 55,370
Cost of sales	14,998	13,074	35,653	31,129
Gross profit	11,313	9,939	27,225	24,241

Selling and operating expenses	6,563	5,820	15,673	14,160
General and administrative expenses	2,105	1,836	4,670	3,936
Operating income	2,645	2,283	6,882	6,145

Other income (expense)	23	4	80	(7)
Interest expense	(126)	(18)	(321)	(95)
Income before income taxes	2,542	2,269	6,641	6,043

Income tax expense	(1,055)	(943)	(2,756)	(2,471)
Income before equity in net earnings of Keurig, Incorporated	1,487	1,326	3,885	3,572
Equity in net earnings of Keurig, Incorporated	(289)	-	(373)	-
Net income	$ 1,198	$ 1,326	$ 3,512	$ 3,572
	=====	=====	======	======
Basic income per share:
Weighted average shares outstanding	6,824,116	6,673,261	6,809,257	6,651,112
Net income	$ 0.18	$ 0.20	$ 0.52	$ 0.54

Diluted income per share:
Weighted average shares outstanding	7,207,112	7,264,315	7,197,242	7,274,876
Net income	$ 0.17	$ 0.18	$ 0.49	$ 0.49

 Green Mountain Coffee Roasters, Inc.
Consolidated Balance Sheet
(Dollars in thousands)

	April 12, 2003	September 28, 2002
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$ 118	$ 800
Receivables, less allowances of $487 and $351 at April 12, 2003, and September 28, 2002, respectively	11,038	9,132
Inventories	7,051	5,876
Other current assets	1,712	789
Income taxes receivable	306	528
Deferred income taxes, net	563	546
Total current assets	20,788	17,671

Fixed assets, net	21,422	20,834
Investment in Keurig, Incorporated	14,118	14,491
Goodwill and other intangibles	1,446	1,465
Other long-term assets	292	226

	$ 58,066	$ 54,687
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,176	$ 3,193
Accounts payable	6,720	6,271
Accrued compensation costs	1,853	1,031
Accrued expenses	1,855	1,271
Total current liabilities	13,604	11,766

Long-term debt	9,830	12,079
Long-term line of credit	2,140	3,130
Deferred tax liability	827	647
Other long-term liabilities	129	-

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,104,757 and 7,956,872 shares at April 12, 2003 and September 28, 2002, respectively	810	795
Additional paid-in capital	21,092	19,793
Retained earnings	18,160	14,648
Accumulated other comprehensive (loss)	(78)	(12)
ESOP unallocated shares, at cost - 41,121 and 40,941 shares at April 12, 2003 and September 28, 2002, respectively	(1,112)	(1,109)
Treasury shares, at cost - 1,157,554 and 1,138,273 shares at April 12, 2003 and September 28, 2002, respectively	(7,336)	(7,050)
Total stockholders' equity	31,536	27,065

	$ 58,066	$ 54,687
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel -Unaudited
Channel	Q2 12 wks. ended 4/12/03	Q2 12 wks. ended 4/13/02	Q2 Y/Y lb. Increase	Q2 % Y/Y lb. Increase	Q2 YTD 28 wks. Ended 4/12/03	Q2 YTD 28 wks. Ended 4/13/02	Q2 YTD Y/Y lb. Increase	Q2 YTD % Y/Y lb. Increase
Supermarkets	1,016,000	835,000	181,000	21.7%	2,392,000	2,001,000	391,000	19.5%
Convenience Stores	977,000	985,000	(8,000)	-0.8%	2,496,000	2,178,000	318,000	14.6%
Other Retail	49,000	67,000	(18,000)	-26.9%	152,000	170,000	(18,000)	-10.6%
Restaurants	252,000	261,000	(9,000)	-3.4%	609,000	633,000	(24,000)	-3.8%
Office Coffee Service Distributors	835,000	698,000	137,000	19.6%	1,854,000	1,655,000	199,000	12.0%
Other Food Service	262,000	235,000	27,000	11.5%	604,000	542,000	62,000	11.4%
Consumer Direct	92,000	85,000	7,000	8.2%	262,000	242,000	20,000	8.3%
Totals	3,483,000	3,166,000	317,000	10.0%	8,369,000	7,421,000	948,000	12.8%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Total Company Coffee Pounds Shipped by Geographic Region -Unaudited
Region	Q2 12 wks. ended 04/12/03	Q2 12 wks. ended 04/13/02	Q2 Y/Y lb. Increase	Q2 %Y/Y lb. Increase	Q2 YTD 28 wks. Ended 4/12/03	Q2 YTD 28 wks. Ended 4/13/02	Q2 YTD Y/Y lb. Increase	Q2 YTD % Y/Y lb. Increase
Northern New England	1,020,000	975,000	45,000	4.6%	2,424,000	2,203,000	221,000	10.0%
Southern New England	682,000	674,000	8,000	1.2%	1,649,000	1,586,000	63,000	4.0%
Mid-Atlantic	1,033,000	876,000	157,000	17.9%	2,406,000	2,107,000	299,000	14.2%
South Atlantic	322,000	311,000	11,000	3.5%	768,000	655,000	113,000	17.3%
South Central	108,000	112,000	(4,000)	-3.6%	373,000	312,000	61,000	19.6%
Midwest	125,000	107,000	18,000	16.8%	275,000	252,000	23,000	9.1%
West	153,000	88,000	65,000	73.9%	400,000	251,000	149,000	59.4%
International	40,000	23,000	17,000	73.9%	74,000	55,000	19,000	34.5%
Totals	3,483,000	3,166,000	317,000	10.0%	8,369,000	7,421,000	948,000	12.8%

Note 1: The allocation by region of coffee pounds shipped to certain McLane Company, Inc. warehouses for distribution to ExxonMobil convenience stores has been estimated.
Note 2: The former Multi-Regional category has been reclassified and divided up among the appropriate regions.

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